Exhibit 99.1
International Wire Announces Fourth Quarter and Year-End 2008
Results
Camden, NY —March 12, 2009 — International Wire Group, Inc. (ITWG.PK) today announced its results for the fourth quarter and year ended December 31, 2008. Fourth quarter 2008 results were significantly below 2007 levels. As a result of the weak fourth quarter, operating income, income from continuing operations and net income for the full year ended December 31, 2008 decreased from 2007 levels.
For the first nine months ended September 30, 2008, operating income was $32.1 million compared to $25.9 million in the 2007 period, or an increase of $6.2 million, or 23.9%, with increases in all three segments from a combination of increased sales volume, higher customer pricing/mix and other factors.
In the fourth quarter, the global recessionary pressures and difficult credit and financial markets resulted in lower sales and reduced operating results. We experienced significant inventory charges (LIFO cost of sales and scrap losses) as the result of rapidly declining copper prices and the effects of the acquired Global Wire inventories in the Company’s existing LIFO inventories.
Net debt (total debt less cash) was $81.0 million as of December 31, 2008, which represents a decrease of $8.2 million from December 31, 2007, as cash flow from operations, including reduced working capital requirements from lower copper prices, more than offset the funding for the Hamilton Products and Global Wire acquisitions. Availability under the Company’s revolving credit facility was $58.0 million as of December 31, 2008.
Fourth Quarter Results:
Net sales for the quarter ended December 31, 2008 were $126.7 million, a decrease of 28.3%, or $50.0 million, compared to $176.7 million for the same period in 2007. This decrease was primarily due to a significant decrease in copper prices, an increased level of tolled copper, lower sales volume in all three business segments, lower customer price/mix and the impact of a stronger U.S. dollar versus the euro. Tolled copper is the processing of customer-owned copper and is excluded from net sales and cost of sales. Excluding the effects of lower copper prices and an increased level of tolled copper, net sales decreased $10.3 million. This decrease resulted from $7.0 million of lower sales volume including sales from the Hamilton Products and Global Wire acquisitions, $1.8 million of lower customer pricing/mix and $1.5 million of currency impact in the Europe segment. Hamilton Products and Global Wire net sales were $11.8 million in the fourth quarter.

Operating loss for the three months ended December 31, 2008 was $10.0 million compared to operating income of $7.9 million for the three months ended December 31, 2007, a decrease of $17.9 million. This decrease was due to lower sales volume of $2.6 million, the LIFO cost of sales impact of rapidly declining copper prices and the lack of a LIFO liquidation impact in 2008 of $7.1 million, the impact of the acquired Global Wire inventories in the Company’s existing LIFO inventories of $2.8 million, increased scrap losses from declining metals prices of $1.6 million, and higher production costs, lower overhead absorption, and other, net of $3.8 million. From September 2008 to December 2008, the monthly average copper price declined by $1.75 per pound, or 55.8%, an unprecedented decline for such a short period of time. Silver prices also declined by 15.5% in the same period.
Net loss of $8.7 million, or $0.87 per basic share and $0.85 per diluted share, for the three months ended December 31, 2008 decreased by $11.2 million, or $1.12 per basic share and $1.09 per diluted share, compared to the prior year period, due primarily to lower operating income and a higher effective income tax rate in 2008.
“Sales demand was solid across most of our major markets during the first nine months of 2008. In the fourth quarter, the global recessionary pressures and difficult credit and financial markets resulted in lower sales, especially in the automotive and European markets. The aerospace market was impacted by production delays at Boeing. The fourth quarter results were also negatively impacted by the effects of the unprecedented large and rapid decline in copper prices.” said Rodney D. Kent, Chief Executive Officer of International Wire Group, Inc.
Full Year Results:
Net sales for the year ended December 31, 2008 were $736.4 million, an increase of $5.6 million, or 0.8%, from 2007 levels of $730.8 million. Sales increased due to increased sales volume, higher customer pricing/mix, a favorable foreign currency effect and slightly higher copper prices, partially offset by an increased level of tolled copper. Excluding the effects of slightly higher copper prices and an increased level of tolled copper business, net sales increased $34.4 million. This increase was primarily due to $19.8 million of higher sales volume including sales from the Hamilton Products and Global Wire acquisitions, $9.6 million of customer pricing/mix and $5.0 million of favorable currency effects in the Europe segment. Hamilton Products and Global Wire sales totaled $35.8 million from January 2, 2008 and July 1, 2008, respectively.
Operating income for the year ended December 31, 2008 was $22.1 million, compared to $33.8 million for the year 2007, an $11.7 million, or 34.6% decrease. Operating income for the Bare Wire segment of $9.2 million for the year 2008 decreased by $10.5 million, or 53.3%, from $19.7 million in 2007, primarily due to lower fourth quarter results including the LIFO cost of sales impact of the rapidly declining copper prices. Operating income for the High Performance Conductors segment of $9.0 million decreased by $3.8 million, or 29.7%, primarily due lower sales volume and the impact of lower metal prices in the fourth quarter. Operating income for the Europe segment of $4.8 million increased by $0.3 million, or 6.7%, due to higher sales and a favorable currency effect in the first nine months of 2008 compared to the 2007 period, partially offset by weak 2008 fourth quarter results. Operating income in 2008 increased by $2.3 million as a result of a decreased charge for stock-based compensation and lower professional fees.

Net income was $6.5 million, or $0.66 per basic share and $0.64 per diluted share, for the year ended December 31, 2008 compared to $15.9 million, or $1.59 per basic share and $1.55 per diluted share in 2007. The decline of $9.4 million, or 59.1%, in 2008 was the result of lower operating income, reduced income from discontinued operations and a higher effective income tax rate.
Rodney D. Kent concluded: “We will utilize our most cost-effective plants, cost containment initiatives, such as reductions in headcount and/or the idling of one or more plants, and our strong balance sheet to solidify and enhance operating results during the difficult economic conditions in 2009.”
Conference Call
International Wire Group, Inc. will hold a conference call to discuss its fourth quarter and full year 2008 results on March 25, 2009 at 11:00 a.m. Eastern Time. To participate in the call, please call 1-866-688-5698 (U.S. and Canada callers) or 1-816-650-2865 (international callers) at least 10 minutes prior to the scheduled start of the call and reference the Conference ID number 88910344. For those unavailable to participate in the live teleconference, a replay can be accessed by calling 1-800-642-1687 (U.S. and Canada callers) and 1-706-645-9291 (international callers) referencing Conference ID number 88910344 until 11:59 p.m. Eastern Time on April 2, 2009.
About International Wire Group, Inc.
International Wire Group, Inc. is a manufacturer and marketer of wire products, including bare, silver-plated, nickel-plated and tin-plated copper wire, for other wire suppliers, distributors and original equipment manufacturers or “OEMs.” Its products include a broad spectrum of copper wire configurations and gauges with a variety of electrical and conductive characteristics and are utilized by a wide variety of customers primarily in the aerospace, appliance, automotive, electronics/data communications, industrial/energy and medical device industries. The Company manufactures and distributes its products at 19 facilities located in the United States, Belgium, France and Italy.
Forward-Looking Information is Subject to Risk and Uncertainty
Certain statements in this release may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends,” “plans,” “estimates,” or the negative of any thereof or other variations thereof or comparable terminology, or by discussions of strategy or intentions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Many important factors could cause our results to differ materially from those expressed in forward-looking statements. These factors include, but are not limited to, fluctuations in our operating results and customer orders, unexpected decreases in demand or increases in inventory levels, changes in the price of copper, tin, nickel and silver, copper premiums and alloys, the failure of our acquisitions and expansion plans to perform as expected, the competitive environment, our reliance on our significant customers, lack of long-term contracts, substantial dependence on business outside of the U.S. and risks associated with our international operations, limitations due to our indebtedness, loss of key employees or the deterioration in our relationship with employees, litigation, claims, liability from environmental laws and regulations and other factors. For additional information regarding risk factors, see our discussion in Part I, Item 1A of our latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.
ITWG-G
Contact
International Wire Group, Inc.
Glenn J. Holler
Senior Vice-President, Chief Financial Officer & Secretary
314-238-1322

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